UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Community Bank System, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COMMUNITY BANK SYSTEM, INC.
5790 Widewaters Parkway
DeWitt, New York 13214-1883

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

March 25, 2010
To the Shareholders of Community Bank System, Inc.:

At the direction of the Board of Directors of Community Bank System, Inc., a Delaware corporation (the “Company”), NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of the Company (the “Meeting”) will be held at 1:00 p.m. on Wednesday, April 28, 2010 at Shadowbrook Inn & Resort, 615 State Route 6, Tunkhannock, Pennsylvania, for the following purposes:

1.	To elect eight directors to the Board of Directors for stated terms;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent auditor for 2010; and

3.	To transact any other business which may properly come before the Meeting or any adjournment thereof.

By Order of the Board of Directors

Donna J. Drengel
Secretary

IMPORTANT NOTICE

Whether or not you plan to attend the Annual Meeting, please vote your shares by one of the following methods as soon as possible: (1) a toll-free telephone call, (2) the Internet, or (3) the enclosed proxy in the postage paid envelope provided. If you hold shares through a broker or other custodian, please complete the voting instructions of that broker or custodian.  Please note that this year the rules that guide how brokers vote your stock have changed. Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote.  Please vote your shares so your vote can be counted.

COMMUNITY BANK SYSTEM, INC.
5790 Widewaters Parkway
DeWitt, New York 13214-1883

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS, APRIL 28, 2010

This Proxy Statement is furnished as part of the solicitation of proxies by the Board of Directors (the “Board”) of Community Bank System, Inc. (the “Company”), the holding company for Community Bank, N.A. (the “Bank”), for use at the Annual Meeting of Shareholders of the Company (the “Meeting”) to be held at 1:00 p.m. on Wednesday, April 28, 2010, at Shadowbrook Inn & Resort, 615 State Route 6, Tunkhannock, Pennsylvania.  This Proxy Statement and the form of Proxy are first being sent to Shareholders on approximately March 25, 2010.

The proxy materials relating to the 2010 Annual Meeting and the 2009 Annual Report are available on the Internet.  Please go to http://www.snl.com/irweblinkx/docs.aspx?iid=100185 to view and obtain the materials online.

VOTING RIGHTS AND PROXIES

The Board has fixed the close of business on March 11, 2010 as the record date for determining which Shareholders are entitled to notice of and to vote at the Meeting.  At the close of business on the record date, 33,038,541 shares of common stock were outstanding and entitled to vote at the Meeting, which is the Company’s only class of voting stock.  Each share of outstanding common stock is entitled to one vote with respect to each item to come before the Meeting.  The Bylaws of the Company provide that one-third of the outstanding shares of the Company, represented in person or by proxy, shall constitute a quorum at a Shareholder meeting.

If the enclosed form of Proxy is properly executed and returned to the Company prior to or at the Meeting, and if the Proxy is not revoked prior to its exercise, all shares represented thereby will be voted at the Meeting and, where instructions have been given by a Shareholder, will be voted in accordance with such instructions.  An abstention by a Shareholder with respect to a matter to be voted on will be counted for purposes of determining the presence of a quorum and will have the effect of a vote cast against the matter being voted on at the Meeting.  Any broker non-votes will be counted as being present for purposes of determining the presence of a quorum, but will not be counted as a vote cast on the matter being voted on at the Meeting.

Any Shareholder executing a Proxy which is solicited hereby has the power to revoke it at any time prior to its exercise.  A Proxy may be revoked by giving written notice to the Secretary of the Company at the Company’s address set forth above, by attending the Meeting and voting the shares of stock in person, or by executing and delivering to the Secretary a later-dated Proxy.

For beneficial owners who vote their proxies by instructing their brokers, if a shareholder instructed his or her broker or nominee to vote such shares, the beneficial owner can change his or her vote only by following the broker or nominee’s instructions for doing so.  Beneficial owners can only change their vote at the Meeting if they have obtained a “legal proxy” from their broker or other nominee holding the shares that confirms the beneficial ownership of the shares and gives the beneficial owner the right to vote his or her shares at the Meeting.

The Company will pay its costs relating to the solicitation of Proxies.  We have retained The Altman Group, Inc., 1200 Wall Street West, Lyndhurst, New Jersey 07071 to assist in soliciting proxies for a base fee of $6,500 plus reasonable and approved out of pocket expenses.  Proxies may be solicited by officers, directors, and staff members of the Company personally, by mail, by telephone, or by other electronic means.  The Company will also reimburse brokers, custodians, nominees, and fiduciaries for reasonable expenses in forwarding proxy materials to beneficial owners of our stock.

The Annual Report of the Company for the fiscal year ended December 31, 2009, incorporating the Form 10-K filed by the Company with the Securities and Exchange Commission, is being sent to Shareholders with this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table provides information as of December 31, 2009 with respect to any person known by the Company to beneficially own more than 5% of the Company’s outstanding stock.  The information included in the table is from Schedules 13G filed with the Securities and Exchange Commission by the listed beneficial owners.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,026,361 (1)	9.24%

Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, CA 90401	2,040,270 (2)	6.23%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	1,666,447 (3)	5.08%

(1)	Based on information contained in the referenced Schedule 13G filing, BlackRock, Inc. has sole voting and sole dispositive power with respect to all shares listed.

(2)
Based on information contained in the referenced Schedule 13G filing, Dimensional Fund Advisors LP has sole voting power with respect to 2,007,002 shares and sole dispositive power with respect to all shares listed.

(3)
Based on information contained in the referenced Schedule 13G filing, The Vanguard Group, Inc. has sole voting power with respect to 44,886 shares and sole dispositive power with respect to 1,621,561 shares.

ITEM ONE:  ELECTION OF DIRECTORS AND INFORMATION WITH
RESPECT TO DIRECTORS AND EXECUTIVE OFFICERS

The first item to be acted upon at the Meeting is the election of eight directors, five of whom shall hold office for three years, one who will hold office for two years, and two of whom shall hold office for a term of one year and until his or her successor shall have been duly elected and qualified.  Directors Nicholas A. DiCerbo, James A. Gabriel, and Charles E. Parente whose terms are scheduled to expire as of the date of the Meeting, will stand for re-election.  Directors Mark J. Bolus, Neil E. Fesette, Edward S. Mucenski, John Parente, and John F. Whipple, Jr., each of whom were appointed to the Board earlier this year, will stand for election at this Meeting.  The nominees receiving a plurality of the votes represented in person or by proxy at the Meeting will be elected directors.

All Proxies in proper form which are received prior to the election of directors at the Meeting will be voted “FOR” the nominees listed below, unless authority is withheld in the space provided on the enclosed Proxy.  In the event any nominee declines or is unable to serve, the proxy agents intend to vote for the election of a successor nominee, if any, as the Board may recommend.  All nominees have indicated a willingness to serve, and the Board knows of no reason to believe that any nominee will decline or be unable to serve if elected.  The fifteen members of the Board whose terms will continue beyond the Meeting (including the nominees for election at the Meeting, if elected) are expected to continue to serve on the Board until their respective terms expire or until they reach the mandatory retirement age in accordance with the Company’s Bylaws.

For each nominee standing for election at the Meeting and for each director of the Company whose term of office continues after the Meeting, the Nominating and Corporate Governance Committee considered the business experience set forth in the table below, as well as the additional qualifications set forth in the section “Qualifications of Directors,” to determine that such director is qualified to serve on the Board.

NOMINEES FOR DIRECTOR AND DIRECTORS CONTINUING IN OFFICE

Shares of Company Common Stock Beneficially Owned (c) as of March 11, 2010 (d)
Name and Age (a)	Director of the Company Since	Business Experience During Past Five Years (b)	Number (e)	Percent

Nominees (for terms to expire at Annual Meeting in 2013):

Nicholas A. DiCerbo Age 63	1984	Attorney, law firm of DiCerbo and Palumbo, Olean, New York.	305,607 (f)	.92%

James A. Gabriel Age 62	1984	Attorney, law firm of Franklin & Gabriel, Ovid, New York.	171,507.52%

Charles E. Parente Age 69	2004	Chief Executive Officer of Pagnotti Enterprises, Inc., a diversified holding company whose primary business includes workers’ compensation insurance, real estate, anthracite coal mining preparation and sales; Chairman of CP Media, LLC, owner and operator of broadcast television stations.	423,790 (f)	1.28%

Mark J. Bolus Age 44	2010	President and Chief Executive Officer of Bolus Motor Lines, Inc. and Bolus Freight Systems, Inc., a regional trucking company in Scranton, Pennsylvania.	50,123(f)	*

Edward S. Mucenski Age 62	2010	Managing Director of the Pinto, Mucenski, Hooper, VanHouse & Co., P.C., Certified Public Accountants, a firm located in Potsdam, New York that provides accounting, tax and financial services.	4,692(f)	*

Shares of Company Common Stock Beneficially Owned (c) as of March 11, 2010 (d)
Name and Age (a)	Director of the Company Since	Business Experience During Past Five Years (b)	Number (e)	Percent

Nominees and Directors (for term to expire at Annual Meeting in 2011)

John Parente Age 43	2010
Chief Executive Officer of CP Media, LLC, an owner and operator of broadcast television stations located in Wilkes-Barre, Pennsylvania since April 1, 2007.  Previously served as Chief Executive Officer of Kem Plastic Playing Cards, Inc. (1997-2003).
			79,433(f)	*

John F. Whipple, Jr. Age 54	2010	Chief Executive Officer of Buffamante Whipple Buttafaro, P.C., a regional certified public accounting and business advisory firm with offices in Olean, Jamestown and Orchard Park, New York.	69(f)	*

Brian R. Ace Age 55	2003	Owner and operator of Laceyville Hardware, a full service home product retail store in Laceyville, Pennsylvania.	81,383 (f)	.25%

Paul M. Cantwell, Jr. Age 68	2001	Attorney, law firm of Cantwell & Cantwell, Malone, New York; Chair of the Board of the Company.	168,253 (f)	.51%

James W. Gibson, Jr. Age 63	2009	Prior to retirement in September 2004, partner at the firm of KPMG, LLP in New York, New York providing accounting, auditing and other related services to financial institutions and businesses in the New York area.	11,793	*

Shares of Company Common Stock Beneficially Owned (c) as of March 11, 2010 (d)
Name and Age (a)	Director of the Company Since	Business Experience During Past Five Years (b)	Number (e)	Percent

Nominees and Directors (for term to expire at Annual Meeting in 2012)

Neil E. Fesette Age 44	2010
President and Chief Executive Officer of Fesette Realty, LLC and Fesette Property Management in Plattsburgh, New York specializing in residential and commercial brokerage, property management, and real estate investment, development and consultation.
			85(f)	*

David C. Patterson Age 68	1991	President and owner of Wight and Patterson, Inc., manufacturer and seller of livestock feed in Canton, New York.	144,972 (f)	.44%

Sally A. Steele Age 54	2003	Attorney, general practice with concentration in real estate and elder law, Tunkhannock, Pennsylvania.	89,762 (f)	.27%

Mark E. Tryniski Age 49	2006	President and Chief Executive Officer of the Company. Prior service with the Company as Executive Vice President and Chief Operating Officer (March 2004 -July 2006) and Executive Vice President and Chief Financial Officer (July 2003 - February 2004). Prior to 2003, partner at the firm of PricewaterhouseCoopers LLP in Syracuse, New York.	184,780.56%

James A. Wilson Age 64	2009	Prior to retirement in April 2008, principal at the accounting firm of Parente Randolph, LLC in Wilkes-Barre, Pennsylvania providing accounting, auditing and other related services to financial and business institutions throughout Pennsylvania.	13,293	*

Shares of Company Common Stock Beneficially Owned (c) as of March 11, 2010 (d)
Name and Age (a)	Business Experience During Past Five Years (b)	Number (e)	Percent
The following information summarizes the security ownership of the named executive officers of the Bank who are not directors:

Scott A. Kingsley Age 45	Executive Vice President, Chief Financial Officer. Prior to August 2004, Vice President and Chief Financial Officer of Carlisle Engineered Products, Inc.	83,623.25%
Brian D. Donahue Age 54	Executive Vice President and Chief Banking Officer	106,069.32%

George J. Getman Age 53	Executive Vice President and General Counsel. Prior to January 2008, member of Bond, Schoeneck & King, PLLC	25,243	*

J. David Clark Age 56	Senior Vice President and Chief Credit Officer	82,600.25%

Number of shares of Company common stock beneficially owned by all directors, persons chosen to become directors and executive officers of the Company as a group (19 persons)		2,027,076	5.98%

*	Represents less than .25% of the Company’s outstanding shares.

(a)
No family relationships exist between any of the named directors or executive officers of the Company with the exception that Charles E. Parente is the father of John Parente.  Mr. Charles E. Parente will be retiring from the Board on December 31, 2010 in accordance with the Company’s mandatory retirement policy.

(b)
Other than Mr. Tryniski, who has served as a director of CONMED Corporation since 2007, and Mr. Charles E. Parente, who has served as a director of W.P. Carey & Co. LLC since 2006, no nominee or continuing director of the Company holds a directorship with any public company (other than the Company) which is registered under the Securities Exchange Act of 1934, or with any company which is a registered investment company under the Investment Company Act of 1940.

(c)
Represents all shares as to which the named individuals possessed sole or shared voting or investment power as of March 11, 2010.  Includes shares held by, in the name of, or in trust for, the spouse and dependent children of the named individual and other relatives living in the same household, even if beneficial ownership has been disclaimed as to any of these shares by the nominee or director.  The share ownership numbers for certain directors include shares that would be issuable upon exercise of “Offset Options” granted to these directors in order to reduce the Company’s liability under its Stock Balance Plan.  The purpose of the Offset Options is explained in the section entitled “Compensation of Directors.”  See footnote “(e)” to the Nominees for Directors and Directors Continuing in Office table for the number of currently exercisable stock options (including, without limitation, Offset Options) held by specific directors.

(d)
The listed amounts include shares as to which certain directors and named executive officers are beneficial owners but not the sole beneficial owners as follows: Mr. Ace holds 4,328 shares jointly with his wife, his wife holds 121 shares, and 16,957 shares are held in the name of Laceyville Hardware, of which Mr. Ace is owner; Mr. Bolus holds 36,823 shares jointly with his wife, 5,000 shares as Trustee of the Mark Bolus Trust, and his children hold 680 shares; Mr. Cantwell’s wife holds 10,450 shares; Mr. Clark holds 6,137 shares with his wife and is the beneficial owner of 10,859 shares held by the Company’s 401(k) Plan; Mr. DiCerbo holds 72,843 shares jointly with his wife, 777 shares are held in his wife’s IRA account, and 106,723 shares are held in the name of the law partnership of DiCerbo and Palumbo; Mr. Donahue is the beneficial owner of 5,947 shares held by the Company’s 401(k) Plan; Mr. Getman’s wife holds 895 shares and he is the beneficial owner of 792 shares held by the Company’s 401(k) Plan; Mr. Kingsley is the beneficial owner of 593 shares held by the Company’s 401(k) Plan; Mr. Mucenski holds 1,589 shares jointly with his wife and 3,103 shares are held in his 401(k) account; Mr. Charles E. Parente is the beneficial owner of 21,000 shares held by the C.E. Parente Trust U/A, his wife holds 3,000 shares, and 348,000 shares are held by a partnership controlled by Mr. Charles E. Parente; Mr. John Parente’s children hold 52,500 shares; Mr. Patterson holds 4,160 shares jointly with his wife, 3,990 shares as Trustee for the Wight and Patterson Profit Sharing Plan, and his wife holds 179 shares in her IRA account; Ms. Steele holds 41,570 shares jointly with her husband, 1,520 shares are held in Ms. Steele’s 401(k) account, and 1,202 shares are held in Ms. Steele’s simplified employee pension plan; and Mr. Tryniski is the beneficial owner of 6,474 shares held by the Company’s 401(k) Plan.

(e)
Includes shares that the following individuals currently have the right to acquire, or will have the right to acquire within 60 days of March 11, 2010, through exercise of stock options issued by the Company: Mr. Ace, 45,470 shares; Mr. Bolus, 0 shares; Mr. Cantwell, 53,095 shares; Mr. Clark, 56,157 shares; Mr. DiCerbo, 89,173 shares; Mr. Donahue, 80,376 shares; Mr. Fesette, 0 shares; Mr. Gabriel, 93,927 shares; Mr. Getman, 14,402 shares; Mr. Gibson, 9,293 shares; Mr. Kingsley, 71,254 shares; Mr. Mucenski, 0 shares; Mr. Charles E. Parente, 37,754 shares; Mr. John Parente, 0 shares; Mr. Patterson, 101,409 shares; Ms. Steele, 45,470 shares; Mr. Tryniski, 140,981 shares; Mr. Whipple, 0 shares; and Mr. Wilson, 9,293 shares.  These shares are included in the total number of shares outstanding for the purpose of calculating the percentage ownership of the foregoing individuals and of the group as a whole, but not for the purpose of calculating the percentage ownership of other individuals listed in the foregoing table.

(f)
In addition to the number of shares of common stock reported as beneficially owned, the following directors have elected to defer cash director fees under the director deferred compensation plan resulting in such directors holding at risk share equivalent units, which are subject to fluctuations in the market price of the Company’s stock, in the following amounts as of December 31, 2009:  Mr. Ace, 14,613 units; Mr. Bolus 2,498 units; Mr. Cantwell, 4,929 units; Mr. DiCerbo, 44,035 units; Mr. Fesette 1,422 units; Mr. Mucenski 1,442 units; Mr. Charles E. Parente, 3,526 units; Mr. John Parente 1,934 units; Mr. Patterson, 14,783 units; Ms. Steele, 13,593 units; and Mr. Whipple 2,662 units.

CORPORATE GOVERNANCE

The Company maintains a corporate governance section on its website which contains our principal governance documents including the Company’s Corporate Governance Guidelines, Codes of Conduct applicable to directors, executive officers and employees, the Company’s Whistleblower Policy, and the Committee Charters for the Audit Committee, Compensation Committee, and the Nominating and Corporate Governance Committee.  These corporate governance documents are available on our website at www.communitybankna.com under the heading “Investor Relations – Corporate Information,” or a copy will be provided to any shareholder who requests a copy from the Company.

Director Independence

The New York Stock Exchange (“NYSE”) listing standards and the Company’s Corporate Guidelines require the Board of Directors to be comprised of at least a majority of independent directors.  The Board has determined that 13 of the 15 directors nominated to serve on the Board or continuing in office after the Meeting are independent under the NYSE standards and the Company’s Corporate Governance Guidelines.

For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company.  To assist it in determining director independence, the Board uses standards which conform to, or are more exacting than, the NYSE independence requirements.  Under these standards, absent other material relationships, transactions or interests, a director will be deemed to be independent unless within the preceding three years: (i) the director was employed by the Company or received more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation payments for prior service, (ii) the director was a partner of or employed by the Company’s independent auditor, (iii) the director is part of an interlocking directorate in which an executive officer of the Company serves on the Compensation Committee of another company that employs the director, (iv) the director is an executive officer or employee of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any fiscal year, exceeds the greater of one million dollars or 2% of the other company’s consolidated gross revenues, or (v) the director had an immediate family member in any of the categories in (i) – (iv).  In determining whether a director is independent, the Board reviews the stated standards but also considers whether a director has any direct or indirect material relationships, transactions or interests with the Company that might be viewed as interfering with the exercise of his or her independent judgment.

Based on these independence standards, the Board determined that the following individuals who served as directors during all or part of the last fiscal year were independent director during such year and continue to be deemed independent by the Board:  Brian R. Ace, Paul M. Cantwell, Jr., James A. Gabriel, James W. Gibson, Jr., Charles E. Parente, David C. Patterson, Sally A. Steele, and James A. Wilson.  The Board has also determined that Mark J. Bolus, Neil E. Fesette, Edward S. Mucenski, John Parente, and John F. Whipple, Jr. are independent directors.

In reviewing the independence of Paul M. Cantwell, Jr., Neil E. Fesette, James A. Gabriel, and Sally A. Steele, the Board considered the transactions described in the section entitled “Transactions with Related Persons.”  The Board determined that the disclosed transactions were at market terms and pricing, consistent with the best interests of the Company and, based on the nature of the transactions, would not interfere with the exercise of such director’s independent judgment.

Board Leadership Structure

The Company’s long-standing policy is to have an outside independent director serve as Chair of the Board and preside over all meetings of the Board, ensuring a separation in the position of Chair of the Board and Chief Executive Officer.  The Chair of the Board also serves as a non-voting ex officio member of Board Committees, except for the Audit Committee, for purposes of enhancing coordination of Board oversight and communication with management.  Similar to the Committee Chair positions, Chair of the Board is subject to a four year term limit providing for continuous development of strong and independent leadership qualities on the Board.

Executive Sessions

Pursuant to the Company’s Corporate Governance Guidelines, the independent directors meet in executive sessions during Board and Committee meetings as appropriate, without the Company’s management and non-independent directors present, to facilitate full discussion of important matters.  The director who presides over these executive sessions is determined by the Board on the recommendation of the Nominating and Corporate Governance Committee.

Board Committees

Among its standing committees, the Company has an Audit Committee, Compensation Committee and a Nominating and Corporate Governance Committee.  As described more fully in the Audit Committee Report contained in this Proxy Statement, the Audit Committee reviews internal and external audits of the Company and the Bank and the adequacy of the Company’s and the Bank’s accounting, financial, and compliance controls, and selects the Company’s independent auditors.  The Audit Committee held eight meetings during 2009, and its present members are Directors Charles E. Parente (Chair), Brian R. Ace, James W. Gibson, Jr., and James A. Wilson.

The Company’s Compensation Committee reviews and makes recommendations to the Company’s and the Bank’s Boards regarding compensation adjustments and employee benefits to be instituted.  As described more fully in the section entitled “Compensation of Executive Officers,” the Compensation Committee reviews the compensation of nonofficer employees in the aggregate, and the salaries and performance of executive officers are reviewed individually.  The Compensation Committee held five meetings in 2009, and its present members are Directors Brian R. Ace (Chair), James A. Gabriel, Charles E. Parente, David C. Patterson, and Sally A. Steele.

The Company’s Nominating and Corporate Governance Committee evaluates and maintains corporate governance policies and makes recommendations to the Board for nominees to serve as directors.  The Nominating and Corporate Governance Committee will consider written recommendations from Shareholders for nominees to serve on the Board that are sent to the Secretary of the Company at the Company’s main office.  The Nominating and Corporate Governance Committee held two meetings in 2009, and its present members are Directors Sally A. Steele (Chair), James A. Gabriel, and David C. Patterson.  The Board has determined that each of the Nominating and Corporate Governance Committee’s members is independent as defined by the NYSE Rules.  The Nominating and Corporate Governance Committee has adopted a written charter setting forth its composition and responsibilities, a copy of which is available at the Company’s website at www.communitybankna.com and in print to any Shareholder who requests it.

The President and Chief Executive Officer of the Company serves as a non-voting ex officio member of all Board committees except the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, and receives no compensation for serving in this capacity.

Qualification of Directors

In considering candidates for the Board, the Nominating and Corporate Governance Committee and the Board consider the entirety of each candidate’s credentials and do not have any specific minimum qualifications that must be met by a nominee.  Factors considered include, but are not necessarily limited to, outstanding achievement in a candidate’s personal career; broad and relevant experience; integrity; sound and independent judgment; experience and knowledge of the business environment and markets in which the Company operates; business acumen; and willingness to devote adequate time to Board duties.  The Nominating and Corporate Governance Committee considers diversity, but does not have a specific policy, in the context of the Board as a whole including personal characteristics, experience and background of directors and nominees to facilitate Board deliberations that reflect a broad range of perspectives.  The Board believes that each director should have an understanding of (i) the principal operational and financial objectives and plans and strategies of the Company, (ii) the results of operations and financial condition of the Company and of any significant subsidiaries or business segments, and (iii) the relative standing of the Company and its business segments in relation to its competitors. Prior to nominating an existing director for re-election to the Board, the Board and the Nominating and Corporate Governance Committee consider and review, among other relevant factors, the existing director’s meeting attendance and performance, length of Board service, ability to meet regulatory independence requirements, and the experience, skills, and contributions that the director brings to the composition of the Board as a whole.

In selecting directors and nominees to serve on the Company’s Board, the Nominating and Corporate Governance Committee considered each individual’s business experience set forth in the table starting on page 3 and the foregoing qualifications.  In addition, the Nominating and Corporate Governance Committee considered each individual’s experience and knowledge of the banking and financial services industry, knowledge of and standing in key geographic markets in which the Company operates, experience and knowledge with the organization, business model and strategic plans related to the Company’s success, independence in judgment and regulatory standards, special skills relevant to overall composition of the Board, including financial and accounting expertise, service with public companies, and experience in real estate and commercial finance.  The Nominating and Corporate Governance Committee and the Board believe that each director and nominee brings his or her own particular expertise, knowledge and experience that provides the Board as a whole with the appropriate mix of skills, characteristics and attributes to work together and fulfill the Board’s oversight responsibilities to the Company’s shareholders.

The Company’s Bylaws and Corporate Governance Guidelines provide for (i) a mandatory retirement age of 70, (ii) advance notice prior to serving on another public company board, and (iii) review of continued board membership in the event of a significant change in the responsibilities or job position of a director.

Communication with Directors

Shareholders and any interested parties may communicate directly with the Board of the Company by sending correspondence to the address shown below.  The receipt of any such correspondence addressed to the Board and the nature of its content will be reported at the next Board meeting and appropriate action, if any, will be taken.  If a Shareholder or an interested party desires to communicate with a specific director, the correspondence should be addressed to that director.  Correspondence addressed to a specific director will be delivered to the director promptly after receipt by the Company.  The director will review the correspondence received and, if appropriate, report the receipt of the correspondence and the nature of its content to the Board at its next meeting, so that the appropriate action, if any, may be taken.

Correspondence should be addressed to:

Community Bank System, Inc.
Attention: [Board of Directors or Specific Director]
5790 Widewaters Parkway
DeWitt, New York  13214-1883

Stock Ownership Guidelines

The Board has adopted stock ownership guidelines for senior executives of the Company.  The guidelines require (i) the Chief Executive Officer to own shares of Company common stock and share equivalents equal to the lesser of two times his base salary or 45,000 shares, and (ii) the Chief Financial Officer and other Executive Vice Presidents to own shares of common stock or share equivalents equal to the lesser of one times their base salary or 15,000 shares.  Senior executive officers are required to retain shares received from stock option exercises or other equity awards, net of taxes, until they have satisfied the equity ownership requirements.  All executives subject to the requirements are in compliance with the guidelines or are anticipated to achieve the ownership requirements within the required time period.

The Board has also adopted stock ownership guidelines for directors of the Company.  The guidelines require each director to own shares of Company common stock and share equivalent units equal in value to the lesser of $125,000 or 10,000 shares within six years of becoming a director.  Under the guidelines, the qualifying share equivalent units consist of at risk units resulting from directors’ deferment of cash director fees under the deferred compensation plan.  In addition, new directors are required to acquire at least 2,000 shares within one year of joining the Board.  All directors are in compliance with the requirements of the stock ownership guidelines or are anticipated to achieve the ownership requirements within the required time period.

Board’s Role in Risk Oversight

The Company’s Board performs its risk oversight function in several ways.  The Board establishes standards for risk management by approving policies that address and mitigate material risks.  This includes policies addressing credit risk, interest rate risk, investment risks, liquidity risks, operational risks, strategic risks and compliance/legal risks, among other matters.  The Board also reviews and monitors enterprise risks through various reports presented by management, internal and external auditors and regulatory examiners.

The Board conducts certain risk oversight activities through its committees which oversees specific areas.  The Audit Committee risk oversight functions include: approving and reviewing the engagements and periodic reports of the Company’s independent auditor and internal audit department; reviewing periodic reports on risks related to bank compliance, information technology, credit review, security, Sarbanes-Oxley compliance, enterprise risk management, and reviewing our corporate insurance program annually. The Compensation Committee reviews and considers risks related to the Company’s compensation policies, including incentive plans to determine whether these plans subject the Company to unnecessary or excessive risks.  The Nominating and Corporate Governance Committee considers only director candidates with appropriate experience and temperament and continues to ensure appropriate corporate governance policies are in place.  Finally, the Bank’s Loan/ALCO Committee oversees and reviews periodic reports from management on lending activities, asset quality and the investment portfolio.

Compensation of Directors

As directors of both the Company and the Bank, Board members receive an annual retainer of $25,000, $1,250 for each Board meeting they attend, and $1,000 for each committee meeting they attend.  Any executive officer serving on the Board does not receive an annual retainer or compensation for attending Board and committee meetings.  The Chair of the Board receives a retainer of $55,000 for serving in that capacity, as well as Board meeting fees for the meetings he attends.  The Chairs of the Audit Committee and the Loan/ALCO Committee receive an annual retainer of $7,500; the Chairs of the Compensation Committee, Nominating and Corporate Governance Committee, and the Strategic/Executive Committee each receive an annual retainer of $5,000; and the Chair of the Trust Committee receives an annual retainer of $2,500.  The Company pays the travel expenses incurred by each director in attending meetings of the Board.

The Company does not make payments (or have any outstanding commitments to make payments) to director legacy programs or similar charitable award programs.  The following table summarizes the annual compensation paid to each non-employee director for his or her service to the Board and its committees in 2009.

DIRECTOR COMPENSATION

Name (1)	Fees Earned or Paid in Cash ($)	Option Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	Total ($)
Brian R. Ace	$63,000	$22,304	$1,003	$86,307
Paul M. Cantwell, Jr.	$76,250	$22,304	$6,353	$104,907
Nicholas A. DiCerbo	$57,250	$22,304	$2,950	$82,504
James A. Gabriel	$63,000	$22,304	$3,592	$88,896
James W. Gibson, Jr.	$44,250	$22,304	−	$66,554
Charles E. Parente	$60,000	$22,304	$3,362	$85,666
David C. Patterson	$62,750	$22,304	$5,448	$90,502
Sally A. Steele	$56,500	$22,304	$945	$79,749
James A. Wilson	$46,750	$22,304	−	$69,054

(1)	Mark E. Tryniski, President and Chief Executive Officer, does not receive any compensation for his service as a director. Mr. Tryniski’s compensation is set forth in the Summary Compensation Table.

(2)
The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of each equity award granted in 2009 pursuant to the Company’s 2004 Long-Term Incentive Compensation Program.  The options vest immediately upon grant and the exercise price is $18.08.  As of December 31, 2009, each Director had the following number of options outstanding:  Mr. Ace 45,399; Mr. Cantwell 48,624; Mr. DiCerbo 103,942; Mr. Gabriel 98,696; Mr. Gibson 4,822; Mr. Charles E. Parente 33,283; Mr. Patterson 96,938; Ms. Steele 40,999; and Mr. Wilson 4,822.

(3)
The amounts in this column represent the aggregate change in the actuarial present value of the Director’s Stock Balance Plan, a nonqualified plan which is described under the section entitled “Compensation of Directors.”  The Board, upon recommendation of the Compensation Committee, took action to freeze benefits under this plan effective December 31, 2009. No earnings are deemed above-market or preferential on compensation deferred under the Deferred Compensation Plan for the Directors.  Under the Deferred Compensation Plan, a director may choose to have his or her retainer and committee fees deferred until his or her membership on the Board ends.  Contributions are deemed to be invested in the Company’s common stock which is deemed to earn dividends at the same rate as the Company pays actual dividends on actual shares.

Directors may elect to defer all or a portion of their director fees pursuant to a deferred compensation plan for Directors.  Directors who elect to participate in the plan designate the percentage of their director fees which they wish to defer (the “deferred fees”) and the date to which they wish to defer payment of benefits under the plan (the “distribution date”).  The plan administrator establishes an account for each participating director and credits to such account (i) on the date a participating director would have otherwise received payment of his or her deferred fees, the number of deferred shares of Company common stock which could have been purchased with the deferred fees, and (ii) from time to time such additional number of deferred shares which could have been purchased with any dividends which would have been received had shares equal to the number of shares credited to the account actually been issued and outstanding.  On the distribution date, the participating director shall be entitled to receive shares of Company common stock equal to the number of deferred shares credited to the director’s account either in a lump sum or in annual installments over a three, five or ten year period.  The effect of the plan is to permit directors to invest deferred director fees in stock of the Company, having the benefit of any stock price appreciation and dividends as well as the risk of any decrease in the stock price.  To the extent that directors participate in the plan, the interests of participating directors will be more closely associated with the interests of the Shareholders in achieving growth in the Company’s stock price.  Directors currently participating in the plan hold at risk share equivalent units (based on cash fees directors have deferred under the plan), which are subject to market price fluctuations in the Company’s stock in the following amounts as of December 31, 2009: Mr. Ace, 14,613 units; Mr. Cantwell, 4,929 units; Mr. DiCerbo, 44,035 units; Mr. Charles E. Parente, 3,526 units; Mr. Patterson, 14,783 units; and Ms. Steele, 13,593 units.

Consistent with aligning director compensation with the long-term interests of Shareholders, the Company’s 2004 Long-Term Incentive Compensation Program (the “2004 Incentive Plan”) allows for the issuance of Non-Statutory Stock Options to nonemployee directors.  The Board believes that providing Non-Statutory Stock Options to nonemployee directors is consistent with the Company’s overall compensation philosophy by more closely aligning the interests of individual directors with the long-term interests of the Company’s Shareholders, and enabling the Company to continue to attract qualified individuals to serve on the Board.

Under the 2004 Incentive Plan, each nonemployee director is eligible to receive a stock option grant on or about January 1st of his or her first year as a director, and an option to purchase shares on or about the date of the January Board meeting each year thereafter.  Each option granted to a nonemployee director is granted at an option price per share equal to the market value per share of the Company’s common stock on the date of grant, and is fully exercisable on its date of grant, provided that shares of common stock acquired pursuant to the exercise of such options may not be sold or otherwise transferred by a director within six months of the grant.  Each option remains exercisable after the grant date until the earlier of (i) ten years from the date of grant, or (ii) termination of the optionee’s service on the Board for cause (as defined in the 2004 Incentive Plan).  The number of shares of common stock which are subject to the option grant is based upon the performance of the Company and the achievement of objectives including earnings per share targets for the Company.  Pursuant to the 2004 Incentive Plan, each eligible nonemployee director received an option to purchase 4,822 shares on January 29, 2009.

In addition, in keeping with the objective of aligning director compensation with the long-term interests of Shareholders, effective January 1, 1996, the Board adopted a “Stock Balance Plan” for nonemployee directors of the Company who have completed at least six months of service as director.  The plan establishes an account for each eligible director.  Amounts credited to those accounts reflect the value of 400 shares of the Company’s common stock for each year of service between 1981 and 1995 at the December 31, 1995 market value, plus an annual amount equal to 400 additional shares of common stock beginning in 1996, plus an annual earnings credit equal to the most recent year’s total return on the Company’s common stock.  Each director’s account balance does not vest until completion of six years of service and is payable in the form of a lifetime annuity or, at the election of the director, monthly installment payments over a three, five, or ten year period following the later of age 55 or disassociation from the Board and is forfeitable in the event of termination from the Board for cause.

The 2004 Incentive Plan allows the grant of “Offset Options” to directors.  The effect of these Offset Options is to permit the Company to reduce the grantee’s Stock Balance Plan account balance by an amount equal to the growth in value of the Offset Options (i.e., the amount by which the aggregate fair market value of the common stock underlying the Offset Options exceeds the aggregate exercise price of the Offset Options) as of the date on which the director’s account is valued, provided that a director’s account may not be reduced below zero.  As such, the Offset Options are not intended to materially change the level of compensation to participating directors under the Stock Balance Plan, but were intended to reduce the cost of director compensation to the Company.  In the event that the growth in value of a director’s Offset Options is less than the value of the director’s Stock Balance Plan account, the shortfall will be paid to the director in cash.  In the event that the growth in value of a director’s Offset Options exceeds the value of the director’s Stock Balance Plan account, no payment will be made.  The Board upon the recommendation of the Compensation Committee has frozen benefits under the Stock Balance Plan as of December 31, 2009.

Transactions With Related Persons

Various directors, executive officers and other related persons of the Company and the Bank (and members of their immediate families and corporations, trusts, and other entities with which these individuals are associated) are indebted to the Bank through business and consumer loans offered in the ordinary course of business by the Bank.  All such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and did not involve more than the normal risk of collectability or present other unfavorable features.  The Company expects that the Bank will continue to have banking transactions in the ordinary course of business with its directors, executive officers and other related persons on substantially the same terms, including interest rates and collateral, as those then prevailing for comparable transactions with others.

During the year ended December 31, 2009, the law firm of Franklin & Gabriel, owned by director James A. Gabriel, provided legal services to the Bank’s operations in its Finger Lakes markets; the law firm of DiCerbo and Palumbo, of which director Nicholas A. DiCerbo is a partner, provided legal services to the Bank’s operations in its Southern Region markets; the law firm of Cantwell & Cantwell, owned by Director Paul M. Cantwell, Jr., provided legal services to the Bank’s operations in its Northern Region markets; and director Sally A. Steele provided legal services and related residential loan closing services through her law firm and related entities to the Bank’s operations in its Pennsylvania markets.  All of these relationships and transactions relate to the provision of legal services in connection with, and in support of, the Bank’s lending business in local and regional markets where the law firms are established and well-recognized in the communities.  For services rendered during 2009 and for related out-of-pocket disbursements, the law firm of DiCerbo & Palumbo received approximately $241,876 from the Bank for transactional and specialized commercial legal services and related loan closings with customers of the Bank.  During 2009, the firms of Franklin & Gabriel, Cantwell & Cantwell, and Sally A. Steele each received less than $100,000 from the Bank for services related to loan closings in the relevant market area.  In 2009, in connection with a pre-existing arrangement, the Bank purchased advertising space from a company affiliated with Neil E. Fesette in a total amount of $15,125.  No advisory services were provided in connection with the purchase of this advertising.  These relationships are expected to continue in 2010 subject to review of such relationships in accordance with the Company’s related person transaction policy.  Pursuant to the terms of its written charter, the Audit Committee is responsible for reviewing and approving related party transactions involving the Company or the Bank.  All of the related person transactions with the named directors were reviewed and approved by the Audit Committee after the Audit Committee determined that the transactions were performed at market terms and pricing and were consistent with the best interests of the Company.

The Company has a written policy, administered by the Audit Committee, which provides procedures for the review of related party transactions involving directors, executive officers, director nominees, and other related persons.  In deciding whether to approve such related party transactions, the Audit Committee will consider, among other factors it deems appropriate, whether the transaction is on terms comparable to those generally available to nonaffiliated parties and is consistent with the best interests of the Company.  For purposes of this policy, a “related party transaction” is a transaction, arrangement, or relationship or series of similar transactions, arrangements or relationships in which (i) the Company or one of its subsidiaries is involved, (ii) the amount involved exceeds $100,000 in any calendar year, and (iii) a related party has a direct or indirect material interest.  Related persons include executive officers, directors, director nominees, beneficial owners of more than 5% of the Company’s stock, immediate family members of any of the forgoing persons, and any firm, corporation or other entity in which any of the forgoing persons has a direct or indirect material interest.

Compensation Committee Interlocks and Insider Participation

Brian R. Ace, James A. Gabriel, Charles E. Parente, David C. Patterson, and Sally A. Steele served on the Compensation Committee during 2009.  There were no Compensation Committee interlocks or insider (employee) participation during 2009.

Director Meeting Attendance

The Board of Directors held five regularly scheduled meetings and four special meetings during the fiscal year ended December 31, 2009.  During this period, each director of the Company attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by committees of the Board on which he or she served.

The Company encourages all directors to attend each Annual Meeting of Shareholders.  All of the then current directors attended the Company’s last Annual Meeting of Shareholders held on May 20, 2009.

Code Of Ethics

The Company has a Code of Ethics for its directors, officers and employees.  The Code of Ethics requires that individuals avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in the best interests of the Company.  In addition, the Code of Ethics requires individuals to report illegal or unethical behavior they observe.

The Company also has adopted a Code of Ethics for Senior Executive Officers that applies to its chief executive officer, chief financial officer, and other senior officers performing similar functions.  This Code of Ethics is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with laws and regulations.

The text of each Code is posted on the Company’s website at www.communitybankna.com and is available in print to any Shareholder who requests it.  The Company intends to report and post on its website any amendment to or waiver from any provision in the Code of Ethics for Senior Executive Officers as required by SEC rules.

COMPENSATION OF EXECUTIVE OFFICERS

Introduction; Role of the Compensation Committee

The Compensation Committee of the Board of Directors reviews and administers the Company’s compensation policies and practices for the executive officers of the Company, including the individuals listed in the compensation disclosure tables (the “named executives”).  The Compensation Committee consists of five members of the Board, each of whom are independent, non-employee directors.

The Compensation Committee has authority for determining the level and components of executive compensation.  After appropriate input, review and discussion, the Committee presents its recommendations to the Board for its approval.  The Compensation Committee does not delegate its duties to any other person but does receive input from management to structure the named executives’ performance goals.  The Company’s Chief Human Resources Officer and the human resources staff supports the Compensation Committee’s work by providing information to the Compensation Committee.  At the beginning of each fiscal year, the Compensation Committee discusses the Company’s performance and sets future performance goals and objectives with the President and Chief Executive Officer.

The Compensation Committee, in addition to utilizing the human resources staff and external resources, engaged the executive compensation firm of Pearl Meyer & Partners in 2009 to assist the Compensation Committee by:

•	Providing peer group data and input on executive officer compensation;

•	making recommendations to better correlate pay and performance for executive officer compensation;

•	providing peer group data and making general recommendations regarding director compensation; and

•	providing input on the design of long-term equity-based incentives and programs for executive officers and management which avoid any material risks.

The Company has not utilized any compensation consultants which were engaged by the Compensation Committee for additional or ancillary services.  The Compensation Committee’s written Charter is available at the Company’s website www.communitybankna.com and in print to any person who requests a copy.

Compensation Discussion and Analysis

Philosophy and Objectives

The Company’s ability to hire and retain talented employees and executives with the skills and experience to develop and execute business opportunities is essential to its success and providing value to its Shareholders.  The Company seeks to provide fair and competitive compensation to its employees by structuring compensation principally around two general parameters.  First, compensation is targeted to be near the median of the market.  Second, employees are rewarded for obtaining goals designed to achieve growth in the Company’s earnings and specified performance goals.  As a result, selected elements of our compensation program are tied to the achievement of individual and Company performance goals.

The Compensation Committee structures the annual cash incentive and equity-based elements of the compensation program with input from senior management to promote the achievement of the Company’s long-term growth goals, including targeted earnings per share (“EPS”) each year.  EPS is generally defined as the Company’s net income divided by the weighted average number of shares outstanding during that period.  EPS reflects the best measurement of the Company’s performance and progress towards continuously increasing Shareholder value.

The Company’s compensation program seeks to:

1.           Attract, retain and motivate highly qualified executives through both short-term and long-term incentives that, where appropriate, emphasize overall corporate or group performance;

2.           Provide incentives to increase Shareholder value by:

•	structuring incentive compensation on financial and non-financial performance measures tied to creation of Shareholder value, and
•	utilizing equity-based compensation to more closely align the interests of executives with those of the Company’s Shareholders;

3.           Manage fixed compensation costs through the use of performance and equity-based compensation which considers and avoids risks associated with incentive performance criteria by balancing performance goals and quality and sustainability of long-term earnings growth of the Company; and

4.           Serve as a retention tool for key executive talent through structuring of equity compensation and vesting schedules and by rewarding executives for superior performance.

Policies and Procedures

To achieve the compensation program’s objectives, the Company utilizes the following policies and procedures.

The Company seeks to provide competitive compensation.  The Company regularly compares its cash, equity and benefits-based compensation practices with those of other companies of similar size operating in similar geographic market areas.  The Compensation Committee may consider various industry surveys including the ABA Executive Compensation Standard Report, the NYBA Compensation Standard Report, the Pennsylvania Bankers Association, and the World at Work Compensation Standard Report to confirm the appropriateness of overall compensation levels and the components of compensation for executives.  However, the compensation of our executive officers is not tied to any specific targets or benchmarks at peer companies except as set forth below.

The Company encourages teamwork.  The Company recognizes that its long-term success results from the coordinated efforts of employees, working towards common, well-established objectives.  While individual accomplishments are encouraged and rewarded, the performance of the Company as a whole is a determining factor in total compensation opportunities.

The Company strives for fairness in the administration of compensation.  The Company strives to ensure that compensation levels accurately reflect the level of responsibility that each individual has within the Company.  Executives are informed of individual and Company-wide objectives.

Performance Review and Assessment.  Performance assessment involves the following:

1.           At the beginning of each fiscal year, the Company’s President and Chief Executive Officer distributes written performance goals, which are pre-approved by the Compensation Committee and the full Board.  Performance goals include specific financial and operational objectives for the Company.

2.           All performance goals are reviewed on an ongoing basis to ensure that the Company is responding to changes in the marketplace and economic climate, and that progress is assessed on a continuing basis over the course of the year.

3.           At the end of the fiscal year, Company and individual performance is evaluated against the established goals.  These evaluations, as well as consideration of an individual’s position responsibilities, affect decisions on the individual’s salary, cash incentive, and equity-based compensation.

Overview of the Company’s Compensation Program

The Company’s business model is to provide products of a more comprehensive and advanced nature than those offered by smaller financial institutions, while simultaneously providing a level of service which exceeds the service quality delivered by larger regional and money center organizations.  The delivery of those products and services, in ways that enhance Shareholder value, requires that the Company attract key people, promote teamwork, and reward results.  In furtherance of those requirements, the Company maintains the following compensation programs.

Cash-Based Compensation

Salary.  The Company sets base salaries for employees by reviewing the total cash compensation opportunities for comparable positions in the market.

Management Incentive Plan.  In order to more closely align the employee’s compensation to the Company’s performance, an annual incentive plan is maintained in which 28 percent of the Company’s employees participated in 2009.  Under the incentive plan in effect for 2008, the Company’s achievement of specified earnings performance criteria, among other criteria, triggered the payment (in 2009) of cash awards for all employees in this group as determined by the Compensation Committee.  Incentive award levels, expressed as a percentage of salary, are established for different organizational levels within the Company.  For the named executives, their respective award opportunities reflect the Company’s performance relative to the financial targets and their own performance with respect to other quantitative and qualitative goals specific to their respective areas of responsibility.

Equity-Based Compensation

The Company believes that the use of equity-based compensation, such as stock options and restricted stock, is important because it aligns the interests of key personnel with those of the Shareholders.  The Board typically awards equity-based compensation on an annual basis.  Equity awards are generally based on a percentage of salary and various percentages have been established for different organizational levels within the Company.  Equity awards typically consist of a combination of restricted stock and stock options.  Stock options and restricted stock can also serve as an effective tool in recruiting key individuals to work for the Company and vesting requirements encourage those individuals to continue in the employ of the Company.  The Company has, on occasion, issued limited amounts of restricted stock to individuals to support specific business objectives, including rewarding performance in start-up and turnaround assignments and recognizing extraordinary service in consummating acquisitions.  The Company imposes both time and performance criteria in the vesting conditions for stock options and restricted shares to better correlate equity compensation with the long-term performance of the Company.

Benefits

All salaried employees participate in a variety of retirement, health and welfare, and paid time-off benefits designed to enable the Company to attract and retain a talented workforce in a competitive marketplace.  These benefits and related plans help ensure that the Company has a productive and focused workforce.  The Company utilizes pension and 401(k) savings plans to enable employees to plan and save for retirement.

The Company’s tax-qualified 401(k) employee stock ownership plan (the “401(k) Plan”) allows employees to contribute up to 90 percent of their base salaries to the 401(k) Plan on a pre-tax or after-tax basis, subject to various limits imposed by the Internal Revenue Code.  The Company provided a matching contribution up to 3.5 percent of the contributing participant’s salary in 2009.

The 401(k) Plan also includes a discretionary profit sharing feature, pursuant to which the Company may make an annual contribution based on the Company’s net income.  For the past three years, the Company has made profit sharing contributions.  Profit sharing contributions, if any, are allocated to participants who complete at least 1,000 hours of service during the year, other than the named executives whose contributions, if any, are made to the Executive Deferred Compensation Plan.  Allocations are made on a pro rata basis to all eligible participants based upon their base salaries.

Compensation of the named executives

The compensation program for senior executives is built around the philosophy of targeting market-median compensation with incentive components that reflect positive, as well as negative, Company and individual performance.  The Company’s compensation program consists of three key elements:

•	base salary;
•	annual bonus pursuant to the Management Incentive Plan (“MIP”); and
•	equity-based and other long-term incentives.

Consistent with the Company’s goal to emphasize performance-based compensation, approximately 58 percent of Messrs. Tryniski’s, Kingsley’s, Donahue’s, Getman’s and Clark’s 2009 compensation (base salary, annual bonus, and equity award) is attributable to base salary and approximately 42 percent is attributable to performance-based incentive compensation (consisting of annual bonus and equity awards).

It is the Company’s policy to not compensate any executive in excess of the Section 162(m) of the Internal Revenue Code limits.  Section 162(m) generally limits the Company’s tax deductions relating to the compensation paid to executives, unless the compensation is performance-based and the material terms of the applicable performance goals are disclosed to and approved by the Company’s Shareholders.  The Company’s equity-based compensation plan has received shareholder approval and, to the extent applicable, was prepared with the intention that the incentive compensation would qualify as performance-based compensation under Section 162(m).

Base Salary

The Company uses the base salary element of total compensation to provide the foundation of a fair and competitive compensation opportunity for each individual named executive.  Each year, the Company reviews base salaries and targets salary compensation at or near the median base salary practices of the market, but maintains flexibility to deviate from market-median practices for individual circumstances.  Generally, the Compensation Committee starts the total compensation review for executives by reviewing any identified compensation trends including general changes in market rates and any recommendations with respect to the base salary of each named executive.  The determination of base salaries is generally independent of the decisions regarding other elements of compensation, but the other elements of total compensation are dependent on the determination of base salary, to the extent they are expressed as percentages of base salary (e.g., the cash incentive under the MIP is a percentage of the executive’s base salary).

As part of an initiative to reduce operating costs, the Company will not be increasing the base salaries for senior management and the named executive officers for fiscal year 2010.  In January 2009, the Compensation Committee approved base salary increases for Messrs.  Tryniski, Kingsley, Donahue, Getman, and Clark in the range of 3-5 percent, based on the Committee’s evaluation of the following factors: (i) competitive wage survey data, (ii) realization of the Company’s strategic accomplishments during the 2008 evaluation period, (iii) satisfaction of individual performance goals, and (iv) the named executive’s responsibilities and duties.

Please see the Summary Compensation Table and the accompanying narrative disclosures for more information regarding the base salaries of the named executives.

Annual Bonus pursuant to the Management Incentive Plan

The awards of annual incentive bonuses are not based on a rigid mathematical formula.  Rather, the Compensation Committee retains significant discretion in determining incentive bonuses to be paid based on many factors, including the Committee’s assessment of the Company’s performance, management’s overall performance as a group, and other individual contributions.  The Compensation Committee also takes into account management’s performance in addressing unanticipated matters, general economic conditions, and any other factors the Committee deems relevant.

A principal factor in the Compensation Committee’s evaluation of performance is a review of the achievement of the pre-determined annual corporate goals.  The goals are intended to focus management’s priorities in the operation of the Company but are not intended to be the only element in the Committee’s determination of incentive bonuses.  Accordingly, the compensation of each executive officer is based in part on the assessment of the achievement of these corporate goals and in part on the subjective assessment of other factors the Compensation Committee determines relevant at the end of each year.

At the beginning of each calendar year, the Compensation Committee establishes annual corporate performance goals.  Corporate goals are proposed by senior management, reviewed and approved by the Committee and also approved by the Board of Directors on an annual basis.  The Committee considers and assigns a relative weight to appropriately focus efforts on corporate goals that are intended to enhance shareholder value.  In December 2008, prior to approving payment of the incentive bonuses in 2009, the Committee evaluated the Company’s performance by assessing if, and the extent to which, the Company achieved or failed to achieve the corporate goals approved by the Board of Directors for 2008. Based on its’ assessment of performance in achieving the pre-determined goals and other factors deemed to be relevant, the Committee determined that the Company’s performance exceeded the approved corporate goals.

The Company’s corporate goals for payments made under the 2008 MIP paid in 2009 and the level at which the Compensation Committee determined they were achieved are as follows:

	Corporate Goal	Relative Weight	2008 Achievement
(1)	Improvement in earnings per share above prior year	30%	100%
(2)	Improvement in operational objectives in commercial lending, including improved efficiencies in lending process, development of lender personnel and growth in production objectives	15%	100%
(3)	Improvement in regional operating objectives including commercial loans, growth and related deposits	15%	150%
(4)	Maintenance of asset quality metrics	10%	150%
(5)	Achievement of goals for organic growth in loans, deposits and non-interest income	15%	150%
(6)	Achievement of earnings goals for wealth management and benefit administration business	15%	33.3%
	Totals	100%	110%

In order to better focus the Company’s priorities, full achievement of corporate goals are typically set by the Compensation Committee at a level that is satisfied only as a result of superior performance (i.e., stretch goals).  The Compensation Committee takes this factor into account in determining annual incentive bonuses.  Please see the Grants of Plan-Based Awards table presented in this Proxy Statement and the accompanying narrative disclosure for more information regarding the amount received by each of the named executives under the MIP.  The performance levels achieved for the 2009 MIP plan year, to be paid in 2010, were below target level by 25% resulting in the actual awards for the 2009 plan year being approximately 75% of the target amounts.

Equity-Based and Other Long-Term Incentive Compensation

The Compensation Committee believes that the interests of the Company’s Shareholders are best served when a significant percentage of its officers’ compensation is comprised of equity-based and other long-term incentives that appreciate in value contingent upon increases in the share price of the Company’s stock and other indicators that reflect improvements in business fundamentals.  Therefore, it is the Compensation Committee’s intention to make annual grants of equity-based awards to the named executives and other key employees which are designed to accomplish long-term objectives of the Company’s compensation program.

Each year the Compensation Committee determines equity-based awards under the Company’s 2004 Long-Term Incentive Compensation Program.  For the last several years, the Company has provided an equity program under which the named executives receive 66 percent of their total available equity compensation on an annual basis; half of this compensation is in the form of stock options and half is in the form of restricted stock.  The remaining 34 percent of available equity compensation has been granted in the form of performance stock option awards which have a three-year vesting schedule tied to the satisfaction of long-term goals over that three year period.

The Compensation Committee established performance measures on which the vesting of the performance stock options awards were based for the three-year period starting January 1, 2007 and ending December 31, 2009.  The performance measures for the long-term performance stock options awards consist of: (i) earnings per share growth relative to a Regional Peer Bank Group average, (ii) growth in total assets to $5.4 billion, and (iii) total shareholder returns relative to a Regional Peer Bank Group average.  The earnings per share factor will be weighted at 70% and each of the other factors will be weighted at 15%.  The Committee believed that use of these performance measures correlate to the performance of the Company’s core business and long-term sustainable growth.  Superior performance under these measures over the three-year measurement period will ultimately benefit Company shareholders through increased profits, dividends and share value.

The Committee has also established threshold, target and maximum levels of performance for each of the measures and determined that 50% of the target level long-term incentive award would vest for threshold level performance, 100% of long-term incentive award would vest for target level performance, and 200% of the target level long-term incentive award would vest for performance at or above the maximum level.  The Regional Peer Bank Group used in the earnings per share and total shareholder return measures is comprised of 14 banks in markets comparable to the Company in New York State and Pennsylvania including NBT Bancorp Inc., Tompkins Financial Corp., TrustCo Bank Corp. NY, First Niagara Financial Group, Inc., Susquehanna Bancshares, Inc., Arrow Financial Corp., Alliance Financial Corp., Financial Institutions, Inc., S & T Bancorp, Inc., FNB Corp., Citizens & Northern, Corp., Harleysville National Corp., National Penn Bancshares, Inc., and First Commonwealth Financial Corp.

The following table shows the threshold, target and maximum performance levels for each of the performance measures.

Performance Levels Established by the Compensation Committee

	Performance Measure	Threshold	Target	Maximum

(i)	Earnings per share (70% weight)	90% of Peer Group Average	100% of Peer Group Average	110% of Peer Group Average
(ii)	Growth in total assets (15% weight)	$5.0 billion	$5.4 billion	$5.8 billion

(iii)	Total shareholder returns (15% weight)	90% of Peer Group Average	100% of Peer Group Average	110% of Peer Group Average

After reviewing final performance measures, the Compensation Committee determined that overall achievement of the objectives was 185% of the maximum target level amount.  The FASB ASC Topic 718 fair values for grants issued under the 2004 Long-Term Incentive Compensation Program are set forth under the column titled “Option Awards” on the Summary Compensation Table.

The Compensation Committee recognizes that no set of performance goals can anticipate every situation and the changing environments that the Company must react to with appropriate business strategies.  Therefore, the Compensation Committee maintains the right in its judgment to adjust or modify the achievement levels for some or all of the performance goals if extraordinary circumstances significantly influence the Company’s actual results or change the Company’s performance goals.

The Company does not backdate options or grant options retrospectively.  In addition, the Company does not coordinate grants of options so that they are made before announcements of favorable information, or after announcement of unfavorable information.  The Company’s options are granted at fair market value on a fixed date with all required approvals obtained in advance of or on the actual grant date.  All grants to executive officers require the approval of the Compensation Committee.  The Company’s general practice is to grant options only on the annual grant date, although there are occasions when grants have been made on other dates, such as the employment of new employees with grants being made as of the date of hire.  The exercise price of the stock options is determined as the closing price of a share of the Company’s common stock on the New York Stock Exchange on the date of grant.

Please see the Summary Compensation Table and the Grants of Plan-Based Awards table presented in this Proxy Statement and the accompanying narrative disclosure for more information regarding the number and value of the stock option awards received by each of the named executives.

Perquisites

Although perquisites are not a key element of the Company’s compensation program, the Company’s named executives, along with certain other senior level executives, are provided a limited number of perquisites whose purpose is to support those executives in their business functions.  The Company provides the following perquisites to some, but not all, of the named executives, as quantified in the Summary Compensation Table.

•
memberships to local country and social clubs to enable executives to interact and foster relationships with customers and the local business community.  Memberships do not exceed $8,500 for each named executive;

•	use of a Company-owned vehicle for those executives responsible for managing geographic territories which span the Company’s market from Northeastern Pennsylvania to the Canadian border; and

•	term life insurance coverage in excess of limits generally available to employees.

Please see the Summary Compensation Table and accompanying narrative disclosures presented in this Proxy Statement for more information on perquisites and other personal benefits the Company provides to the named executives.

Retirement and Other Benefits

The Company provides retirement benefits through a combination of the Pension Plan and the 401(k) Plan for most of its regular employees, including the named executives.  The 401(k) Plan and the Pension Plan are more fully described under the section entitled “Retirement Plan Benefits.”  The Pension Plan is available to all of the Company’s employees after one year of service and the entire cost of such benefits is paid by the Company.

Certain named executives are also covered by an individual supplemental retirement agreement that generally provides for non-qualified retirement benefits that cannot be provided to the named executives under the Pension Plan due to Internal Revenue Code limitations.  The Company’s retirement plans are more fully described under the section entitled “Pension Benefits.”

The Company offers the named executives and certain other senior level executives the opportunity to participate in the Deferred Compensation Plan for Certain Executive Employees of Community Bank System, Inc. (the “Deferred Compensation Plan”).  The named executives may elect to defer cash compensation into the Deferred Compensation Plan as described under the section entitled “Nonqualified Deferred Compensation Plan.”  The Company also makes contributions to the Deferred Compensation Plan on behalf of the named executives equal to the amount of the profit sharing contribution, if any, that would have been allocated to the named executives under the 401(k) Plan, but for the 401(k) Plan provision that excludes named executives from profit sharing allocations under the 401(k) Plan.

The Company has entered into an employment agreement with each of the named executives.  These individual agreements generally provide for severance or other benefits following the termination, retirement, death or disability of the named executives.  The agreements, which also include change in control provisions, are more fully described under the section entitled “Employment Agreements.”  Such change in control provisions all contain a “double trigger,” providing benefits only upon an involuntary termination or constructive termination of the named executive in connection with a change in control.

The Company currently has a succession plan to help assure a smooth transition with respect to any changes that may occur in senior management.  In the event of such changes, the Compensation Committee will consider appropriate transition agreements with key officers of the Company consistent with the purposes of the succession plan.  The terms and conditions of any such transition agreements will be recommended by management and approved by the Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.  Based upon its review and discussion with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

             Brian R. Ace, Chair
             James A. Gabriel
             Charles E. Parente
             David C. Patterson
             Sally A. Steele

EXECUTIVE COMPENSATION DISCLOSURE TABLES

The following table summarizes the compensation of the named executive officers for the fiscal years end December 31, 2009, 2008 and 2007.  The named executives are the Company’s Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers ranked by their total compensation in the table below (reduced, if required, by the amount set forth in the column entitled Change in Pension Value and Nonqualified Deferred Compensation Earnings).  The material terms of the employment, consulting and separation agreements with the named executives are set forth under the section entitled “Employment Agreements.”

SUMMARY COMPENSATION TABLE
for
Fiscal Years End December 31, 2009, 2008 and 2007

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Mark E. Tryniski President, Chief Executive Officer and Director	2009	$471,700	$74,399	$275,501	$242,551	$217,307	$45,679	$1,327,137
	2008	$441,002	$69,339	$69,335	$223,600	$240,355	$44,494	$1,088,125
	2007	$416,000	$65,356	$243,193	$160,000	$89,888	$28,446	$1,002,883
Scott A. Kingsley Executive Vice President and Chief Financial Officer	2009	$332,310	$28,512	$112,881	$110,000	$74,110	$32,089	$689,902
	2008	$309,915	$29,107	$29,098	$94,000	$45,145	$29,798	$537,063
	2007	$291,000	$27,436	$102,067	$67,152	$33,270	$29,782	$550,707
Brian D. Donahue Executive Vice President and Chief Banking Officer	2009	$273,122	$23,468	$95,227	$84,158	$149,611	$27,096	$652,682
	2008	$255,024	$24,639	$24,642	$79,500	$80,201	$25,142	$489,148
	2007	$246,400	$23,330	$86,834	$64,452	$40,549	$19,600	$481,165
George J. Getman, Executive Vice President and General Counsel (6)	2009	$327,115	$41,403	$102,023	$99,000	$48,942	$19,446	$637,929
	2008	$294,231	$99,350	$0	$0	$28,491	$8,419	$430,491
J. David Clark Senior Vice President and Chief Credit Officer	2009	$212,197	$15,205	$61,963	$58,000	$101,972	$28,006	$477,343
	2008	$198,387	$16,046	$16,049	$51,765	$30,336	$25,025	$337,608
	2007	$192,608	$15,209	$56,574	$49,320	$30,732	$22,858	$367,301

(1)
The amounts in this column reflect the aggregate grant date fair value of restricted stock awards issued in 2009 pursuant to the Company’s 2004 Long-Term Incentive Compensation Program computed in accordance with FASB ASC Topic 718.  Additional information about the Company’s accounting for stock-based compensation arrangements is contained in footnote L to the Company’s audited financial statements for the fiscal year ended December 31, 2009 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2010.

(2)
The amounts in this column reflect the aggregate grant date fair value of stock option awards in 2009 pursuant to the Company’s 2004 Long-Term Incentive Compensation Program computed in accordance with FASB ASC Topic 718.  These amounts are based on the Black-Scholes option pricing model, which may not be reflective of the current intrinsic value of the options.  Assumptions used in the calculation of these amounts are included in footnote L to the Company’s audited financial statements for the fiscal year ended December 31, 2009 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2010.

(3)
For all named executives, the amounts shown in this column reflect payments received in the named year for performance in the prior year under the Company’s Management Incentive Plan, an annual cash award plan based on performance and designed to provide incentives for employees.  The awards for the 2008, 2007 and 2006 plan year (paid in 2009, 2008 and 2007) were approximately 110%, 108% and 82% of the target amount.

(4)
The amounts shown in this column include the aggregate change in the actuarial present value of the named executive’s accumulated benefit under the Company’s Pension Plan and the named executive’s individual supplemental executive retirement agreement.  No earnings are deemed above-market or preferential on compensation deferred under the Company’s non-qualified Deferred Compensation Plan.  All contributions to the Deferred Compensation Plan are invested in investment options selected by the named executive from the same array of options predetermined by the Company.  The change in the actuarial present value under the individual supplemental retirement agreements for the years ended December 31, 2009, December 31, 2008, and December 31, 2007 are, respectively, $178,272, $206,366, and $68,108 for Mr. Tryniski; $38,554, $16,728, and $16,466 for Mr. Kingsley; $79,306, $48,885, and $32,017 for Mr. Donahue; and $11,255 and $28,491 for Mr. Getman.  The change in the actuarial present value under the Company’s Pension Plan for the years ended December 31, 2009, December 31, 2008 and December 31, 2007 are, respectively, $39,035, $33,989, and $21,780 for Mr. Tryniski; $35,556, $28,417, and $16,804 for Mr. Kingsley; $70,305, $31,316, and $8,532 for Mr. Donahue; $37,687, $0 and $0 for Mr. Getman; and $101,972, $30,336, and $30,732 for Mr. Clark.

(5)
The amounts in this column include: (a)  the reportable value of the personal use of Company-owned vehicles amounting to $8,690 for Mr. Tryniski; $5,013 for Mr. Kingsley; $4,703 for Mr. Donahue; and $6,934 for Mr. Clark; (b) the value of group term life insurance benefits in excess of $50,000 under a plan available to all full-time employees for which Messrs. Tryniski, Kingsley, Donahue, Getman, and Clark received $467, $467, $717, $717, and $1,340, in 2009, respectively; (c) the Company’s contributions to the 401(k) Employee Stock Ownership Plan, a defined contribution plan, amounting to $8,575 for Mr. Tryniski and Mr. Donahue and $6,430, $7,523 and $8,061 for Mr. Kingsley, Mr. Getman, and Mr. Clark, respectively; (d) the Company’s contributions under the Company’s Deferred Compensation Plan, amounting to $19,805 for Mr. Tryniski; $12,037 for Mr. Kingsley; $9,969 for Mr. Donahue; $8,884 for Mr. Getman; and $7,455 for Mr. Clark in 2009; and (e) the Company’s payment for country and/or social club memberships amounting to $8,142 for Mr. Tryniski and Mr. Kingsley; $3,132 for Mr. Donahue; $2,322 for Mr. Getman; and $4,216 for Mr. Clark.  The Company does not maintain any “split-dollar” arrangements for the named executive officers.

(6)
Mr. Getman joined the Company as Executive Vice President and General Counsel on January 1, 2008.   As a result, he was not eligible for equity and non-equity incentive compensation awards made in connection with 2007 performance objectives and paid in 2008.

The following Grants of Plan-Based Awards table provides information about equity and non-equity incentive plan awards granted to the named executives in connection with the year ended December 31, 2009.  All equity awards are made under the terms of the Company’s 2004 Long-Term Incentive Compensation Program and the non-equity awards are made under the terms of the Company’s Management Incentive Plan (“MIP”).  The MIP awards and the equity awards were subject to the satisfaction of 2009 performance objectives and were paid or granted in 2010.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Potential Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)	Potential Estimated Future Payouts Under Equity Incentive Plan Awards			Exercise or base price of options awards	Grant date fair value of stock and option awards
		Target ($)	Threshold (#)	Target (#)	Maximum (#)
Mark E. Tryniski		$227,115
	1/20/10			17,360 (2)		$19.48	$96,562
	1/20/10			4,928 (3)			$95,997
	1/20/10		0	9,857(4)	19,713		$192,015
Scott A. Kingsley		$96,001
	1/20/10			6,671 (2)		$19.48	$37,106
	1/20/10			1,894 (3)			$36,895
	1/20/10		0	3,788 (4)	7,575		$73,791
Brian D. Donahue		$78,902
	1/20/10			5,483 (2)		$19.48	$30,498
	1/20/10			1,556 (3)			$30,311
	1/20/10		0	3,113 (4)	6,226		$60,641
George J. Getman		$94,500
	1/20/10			6,567 (2)		$19.48	$36,528
	1/20/10			1,864 (3)			$36,311
	1/20/10		0	3,728 (4)	7,456		$72,621
J. David Clark		$51,085
	1/20/10			3,550 (2)		$19.48	$19,746
	1/20/10			1,008 (3)			$19,636
	1/20/10		0	2,016 (4)	4,031		$39,272

(1)
The amounts in this column represent target awards under the MIP, which equal a specified percentage of base salary in effect on December 31 of the year before payment is made.  Awards paid pursuant to the MIP (if any) are not subject to minimum or maximum amounts.  The actual awards for the 2009 plan year (paid in 2010) were approximately 75% of the target amount set forth in this table due to the performance levels achieved for 2009 being below target by 25%.  The MIP awards could be increased based upon extraordinary performance and reduced for less than adequate performance based upon the Corporate Goals described under the section entitled “Annual Bonus pursuant to the Management Incentive Plan” and personal performance.  The MIP awards paid to the named executives in 2009 are set forth in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”  These amounts were determined based upon the satisfaction of the 2008 MIP performance objectives.

(2)
The stock options are granted pursuant to the 2004 Long-Term Incentive Compensation Program.  The options are subject to time vesting requirements. The options become exercisable over the course of five years, with one-fifth of the options becoming exercisable on January 20, 2011, 2012, 2013, 2014, and 2015.  Upon the named executive’s termination, the named executive generally has three months to exercise any vested options.  Except for employees retiring in good standing, all unvested options at the date of termination are forfeited.  For employees who retire in good standing, all unvested options will become vested as of the retirement date.  Such retirees may exercise the options before the expiration date.

(3)
The shares of restricted stock are granted pursuant to the 2004 Long-Term Incentive Compensation Program.  The restricted stock vests ratably over five years and are subject to forfeiture upon termination of employment for any reason.  During the vesting period, the named executive has all of the rights of a shareholder including the right to vote such shares at any meeting of the shareholders and the right to receive all dividends.  Nonvested shares are subject to forfeiture and may not be sold, exchanged or otherwise transferred.

(4)
The shares of performance restricted stock are granted pursuant to the 2004 Long-Term Incentive Compensation Program.  This long-term equity award has a three-year vesting scheduled tied to the satisfaction of long-term performance goals over that three year period.  During the vesting period, the named executive has all of the rights of a shareholder including the right to vote such shares at any meeting of the shareholders and the right to receive all dividends.  Nonvested shares may not be sold, exchanged or otherwise transferred.  Depending upon the achievement level of the three-year long-term performance goals as determined by the Board at December 31, 2012, the named executive officers may receive the maximum, target or no shares from this award.

The following table summarizes the equity awards the Company has made to the named executives which are outstanding as of December 31, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards (1)				Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)
Mark E. Tryniski	15,000 14,676 10,139 9,142 4,444 3,114 0 0	0 0 2,535 6,096 40,000 12,460 16,323 41,949	$18.95 $24.15 $24.84 $23.74 $22.94 $18.09 $18.08 $17.82	6/2/2013 1/21/2014 1/19/2015 1/18/2016 1/17/2017 1/16/2018 1/29/2019 4/22/2019	8,892	$171,705
Scott A. Kingsley	15,000 8,111 7,466 1,865 1,307 0 0	0 2,028 4,978 16,788 5,229 6,257 17,606	$22.53 $24.84 $23.74 $22.94 $18.09 $18.08 $17.82	8/2/2014 1/19/2015 1/18/2016 1/17/2017 1/16/2018 1/29/2019 4/22/2019	3,583	$69,188
Brian D. Donahue	9,844 8,954 10,298 9,078 8,111 7,009 1,586 1,107 0 0	0 0 0 0 2,028 4,673 14,283 4,428 5,149 14,978	$12.38 $13.10 $15.68 $24.15 $24.84 $23.74 $22.94 $18.09 $18.08 $17.82	1/1/2011 1/1/2012 1/1/2013 1/21/2014 1/19/2015 1/18/2016 1/17/2017 1/16/2018 1/29/2019 4/22/2019	2,999	$57,911
George J. Getman	0 0	9,085 12,585	$18.08 $17.82	1/29/2019 4/22/2019	5,623	$108,580
J. David Clark	5,514 7,570 8,528 7,516 5,096 4,622 1,034 721 0 0	0 0 0 0 1,275 3,082 9,305 2,884 3,338 9,758	$12.38 $13.10 $15.68 $24.15 $24.84 $23.74 $22.94 $18.09 $18.08 $17.82	1/1/2011 1/1/2012 1/1/2013 1/21/2014 1/19/2015 1/18/2016 1/17/2017 1/16/2018 1/29/2019 4/22/2019	1,949	$37,635

(1) Stock options and restricted stock are not transferable.

(2) Employee stock options generally vest in five equal installments on the anniversary of the grant date over a five year period, except for performance options which are subject to satisfaction of performance goals.  For each grant listed above, the vesting date for the final portion of the stock options is the fifth anniversary of the grant date and the expiration date is the tenth anniversary of the grant date (i.e., for the options expiring on January 1, 2008, the final portion of the award vested on January 1, 2003).

(3) Employee restricted stock generally vests in five equal installments on the anniversary of the grant date over a five year period.  The restricted stock reflected in this column was granted on January 17, 2007, January 16, 2008, and January 29, 2009, with the exception of restricted stock granted to Mr. Getman in connection with joining the Company in 2008 which shares vest ratably over three years.

(4) Based on the closing market value of the Company’s common stock on December 31, 2009 of $19.31 per share, as reported on the New York Stock Exchange.

The following Option Exercises and Stock Vested table provides additional information about the value realized to the named executives on option awards exercised and stock awards vested during the year ended December 31, 2009.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Mark E. Tryniski	0	$0	1,905	$46,463
Scott A. Kingsley	0	$0	799	$19,488
Brian D. Donahue	6,856	$65,705	678	$16,536
George J. Getman	0	$0	1,667	$40,658
J. David Clark	4,272	$34,394	442	$10,780

(1)	The value realized equals the fair market value of the shares on the date of exercise less the exercise price.

(2)	The value realized on the restricted stock is the fair market value on the date of vesting.

RETIREMENT PLAN BENEFITS

The table below shows the present value of accumulated benefits payable to the named executives, including the number of years of service credited to each named executive, under the Pension Plan and named executives’ individual supplemental retirement agreements.  Such amounts were determined by using the interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mark E. Tryniski	Community Bank System, Inc. Pension Plan	7	$243,649	$0
	Supplemental Executive Retirement Agreement	7	$504,650	$0
Scott A. Kingsley	Community Bank System, Inc. Pension Plan	5	$138,567	$0
	Supplemental Executive Retirement Agreement	5	$86,204	$0
Brian D. Donahue	Community Bank System, Inc. Pension Plan	18	$350,236	$0
	Supplemental Executive Retirement Agreement	18	$248,463	$0
George J. Getman	Community Bank System, Inc. Pension Plan	2	$37,687	$0
	Supplemental Executive Retirement Agreement	2	$39,746	$0
J. David Clark	Community Bank System, Inc. Pension Plan	17	$397,422	$0

Pension Plan

The named executives participate in the Company’s Pension Plan, as do the other salaried employees.  The Pension Plan is a tax-qualified defined benefit pension plan.  Under the traditional formula, eligible participants generally accrue benefits based on the participant’s years of service and the participant’s average annual compensation for the highest consecutive five years of plan participation.  Pension benefits earned under the traditional formula may be distributed as a lump sum or as an annuity.

Under the cash balance formula, benefits are expressed in the form of a hypothetical account balance.  Each year a participant’s cash balance account is increased by (i) service credits based on the participant’s covered compensation and compensation in excess of the Social Security taxable wage base for that year, and (ii) interest credits based on the participant’s account balance as of the end of the prior year.  Service credits accrue at a rate between 5 percent and 6.10 percent, based on the participant’s age and date of participation.  Pension benefits earned under the cash balance formula may be distributed as a lump sum or as an annuity.

Supplemental Retirement Agreements

In addition to the Pension Plan, certain named executives are covered by an individual supplemental retirement agreement (“SERP”) that generally provides for non-qualified retirement benefits that cannot be provided to the named executives under the Pension Plan due to Internal Revenue Code limitations.  Messrs. Tryniski, Kingsley, Donahue and Getman have entered into SERP agreements providing such post-retirement benefits.

Mark E. Tryniski.  Under Mr. Tryniski’s SERP, the Company has agreed to provide Mr. Tryniski with an annual SERP benefit equal to the product of (i) 3%, times (ii) Mr. Tryniski’s years of service up to a maximum of 20 years, times (iii) his final average compensation.  The SERP benefit is then reduced by Mr. Tryniski’s other Company-provided retirement benefits.  If Mr. Tryniski’s employment is terminated without cause in connection with a change in control or (subject to required notices to the Company and opportunities to cure by the Company) if Mr. Tryniski resigns within two years of a change in control based upon an involuntary and material adverse change in his authority, duties, responsibilities, or base compensation, or the geographic location of his assignment, the Company will treat Mr. Tryniski as vested with five additional years of service in the SERP benefit.  The Company has determined that this benefit, which is subject to the 20-year maximum and is applicable only if the double trigger change of control events occur, is a reasonable and appropriate benefit in the context of the executive’s entire benefit package and the level of retirement benefits which may be earned over the course of the executive’s career.  Mr. Tryniski’s SERP benefit is payable beginning on the first day of the seventh month that follows the later of his termination of employment with the Company or his attainment of age 55.  Unless Mr. Tryniski elects payment in another equivalent life annuity form, the benefit is payable in the form of a single life annuity for the executive’s life.

Scott A. Kingsley.  Under Mr. Kingsley’s SERP, the Company has agreed to provide Mr. Kingsley with an annual retirement benefit equal to the product of (i) 2.5%, times (ii) Mr. Kingsley’s years of service up to a maximum of 20 years, times (iii) his final average compensation.  This benefit is then reduced by other retirement benefits provided to Mr. Kingsley under the Company’s Pension Plan.  Mr. Kingsley will be entitled to the foregoing SERP benefit (i.e., will become “vested”) only upon his satisfactory, continuous and full time service in a senior executive capacity through March 31, 2014.  If Mr. Kingsley fails to meet the vesting requirements, he will be entitled to benefits which are generally equal to the excess (if any) of (x) the annual benefit that he would have earned pursuant to the Company’s Pension Plan if (I) 100% of his annual compensation that is disregarded for Pension Plan purposes solely because of the limit imposed by Internal Revenue Code Section 401(a)(17) is added to the amount of his annual compensation actually taken into account pursuant to the Pension Plan and (II) Internal Revenue Code Section 415 is disregarded, minus (y) the annual benefit actually payable to him pursuant to the Pension Plan.  If Mr. Kingsley’s employment is terminated without cause in connection with a change in control or (subject to required notices to the Company and opportunities to cure by the Company) if Mr. Kingsley resigns within two years of a change in control based upon an involuntary and material adverse change in his authority, duties, responsibilities, or base compensation, or the geographic location of his assignment, the Company will treat Mr. Kingsley as vested with five additional years of service in the SERP benefit.  The Company has determined that this benefit, which is subject to the 20-year maximum and is applicable only if the double trigger change of control events occur, is a reasonable and appropriate benefit in the context of the executive’s entire benefit package and the level of retirement benefits which may be earned over the course of the executive’s career.  Mr. Kingsley’s SERP benefit is payable beginning on the first day of the seventh month that follows the later of his termination of employment with the Company or his attainment of age 55.  Unless Mr. Kingsley elects payment in another equivalent life annuity form, the benefit is payable in the form of a single life annuity for Mr. Kingsley’s life.

Brian D. Donahue and George J. Getman.  Under the SERP agreements for Messrs. Donahue and Getman, the Company shall pay the employee an annual supplemental retirement benefit generally equal to the excess (if any) of (i) the annual benefit that he would have earned pursuant to the Company’s Pension Plan if (a) 100% of his annual compensation that is disregarded for Pension Plan purposes solely because of the limit imposed by Internal Revenue Code Section 401(a)(17) is added to the amount of his annual compensation actually taken into account pursuant to the Pension Plan and (b) Internal Revenue Code Section 415 is disregarded, minus (ii) the annual benefit actually payable to him pursuant to the Pension Plan.  The SERP benefit is payable beginning on the first day of the seventh month that follows the later of the employee’s cessation of employment with the Company or his attainment of age 55.  Unless the executive elects payment in another equivalent life annuity form, the benefit is payable in the form of a single life annuity for the executive’s life.  The SERP agreements for Messrs. Donahue and Getman do not contain change in control provisions.

Nonqualified Deferred Compensation Plan

The following table shows the executive contribution, the Company’s contributions, earnings and account balances for the named executives in the Deferred Compensation Plan for Certain Executive Employees of Community Bank System, Inc.

NONQUALIFIED DEFERRED COMPENSATION

Name	Plan Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Mark E. Tryniski	Community Bank System, Inc. Deferred Compensation Plan	$26,000	$19,805	$48,321	0	$135,937
Scott A. Kingsley	Community Bank System, Inc. Deferred Compensation Plan	$20,800	$12,037	$35,246	0	$146,347
Brian D. Donahue	Community Bank System, Inc. Deferred Compensation Plan	$13,650	$9,969	($10,594)	0	$49,593
George J. Getman	Community Bank System, Inc. Deferred Compensation Plan	$29,800	$8,884	$2,343	0	$41,027
J. David Clark	Community Bank System, Inc. Deferred Compensation Plan	$11,900	$7,455	($3,640)	0	$63,506

(1)	The amount in this column was also reported as “Salary” in the Summary Compensation Table.

(2)	The amount in this column was also reported in the column entitled “All Other Compensation” in the Summary Compensation Table.

Potential Payment on Termination or Change in Control

The Company has entered into employment agreements that provide severance benefits to the named executives.  Under the terms of the respective named executive’s agreement, the executives are entitled to post-termination payments in the event that they are no longer employed by the Company because of death, disability, involuntary retirement or a change in control.  The triggers for post-termination payments under the respective employment agreements are set forth in the descriptions of such agreements under the section entitled “Employment Agreements.”  Payments under the employment agreement may be made in a lump sum or in installments.  In addition to the employment agreements, the SERP agreements provide for post-termination benefits (notwithstanding the retirement benefits intended to be conferred in the SERP agreements) in certain situations in the event of death, disability and a change in control.

The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and arrangements to which the named executives would be entitled upon termination of employment, assuming a December 31, 2009 termination date.

	Expected Post-Termination Payments ($)	Incremental pension benefit (present value) ($) (1)	Continuation of Medical/Welfare Benefits (present value) ($)	Acceleration and Continuation of Equity Awards (unamortized as of 12/31/09) ($) (2)	Total Termination Benefits ($) (3)
Mark E. Tryniski
• Death	$113,558	$0	$0	$316,239	$429,797
• Disability	227,115	0	0	316,239	543,354
• Involuntary termination without cause	1,553,467	0	0	316,239	1,869,706
• Involuntary or good reason termination after CIC	2,090,343	867,760	34,674	316,239	3,309,016
Scott A. Kingsley
• Death	$80,001	$0	$0	$123,655	$203,656
• Disability	160,002	0	0	123,655	283,657
• Involuntary termination without cause	488,005	0	0	123,655	611,660
• Involuntary or good reason termination after CIC	1,290,009	51,557	34,271	123,655	1,499,492
Brian D. Donahue
• Death	$65,752	$0	$0	$105,297	$171,049
• Disability	131,503	0	0	105,297	236,800
• Involuntary termination without cause	1,115,979	0	0	105,297	1,221,276
• Involuntary or good reason termination after CIC	1,041,492	86,003	33,613	105,297	1,266,405
George J. Getman
• Death	$78,750	$0	$0	$100,950	$179,700
• Disability	157,500	0	0	100,950	258,450
• Involuntary termination without cause	480,375	0	0	100,950	581,325
• Involuntary or good reason termination after CIC	1,242,000	51,557	3,033	100,950	1,397,540
J. David Clark
• Death	$51,085	$0	$0	$68,544	$119,629
• Disability	102,169	0	0	68,544	170,713
• Involuntary termination without cause	262,338	0	0	68,544	330,882
• Involuntary or good reason termination after CIC	787,014	91,617	33,261	68,544	980,436

(1)
The amounts set forth in this column reflect the present value of an additional three years of accumulated benefits under the Company’s Pension Plan.  There would be no additional benefits accrued under the individual supplemental executive retirement agreements except for Mr. Tryniski’s agreement.

(2)
The amounts set forth in this column reflect the dollar amount that would be recognized in the financial statements in accordance with FASB ASC Topic 718 for the early vesting of restricted stock and stock options pursuant to the Company’s 2004 Long-Term Incentive Compensation Program.  These amounts are based on the market value of the shares of restricted stock on the date of grant or the value of the stock options using the Black-Scholes option pricing model on the day of grant, which may not be reflective of the current intrinsic value of the options.

(3)	The amounts in this column do not include any excise tax gross-up amounts. The Company is not obligated to pay any excise tax gross-up amounts under any employment agreements.

The amounts shown in the table above do not include payments and benefits to the extent they are provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including accrued salary and vacation pay, regular pension benefits under the Company’s Pension Plan, and distribution of plan balances under the Company’s 401(k) Plan.

Employment Agreements

The Company has entered into Employment Agreements with each of the named executives.  The Employment Agreements provide for payments upon termination in the event such executive is terminated prior to the expiration of the employee agreement.  The quantitative payout amounts are set forth in the chart above.

Mark E. Tryniski.  The Company had an employment agreement with Mr. Tryniski providing for his continued employment until December 31, 2008 which agreement was renewed to cover the period from January 1, 2009 to December 31, 2011.  The current agreement provides that the Company shall pay Mr. Tryniski a base salary at an annual rate of at least $454,000, with his base salary for calendar years after 2009 to be adjusted in accordance with the Company’s regular payroll practices for executive employees.  The agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Tryniski’s death or disability.  The agreement provides for severance pay in the event of a termination for reasons other than cause, death, or disability, equal to the greater of (i) 200% of the sum of Mr. Tryniski’s annual base salary at the time of termination and the most recent payment to him under the Company’s MIP, or (ii) amounts of base salary and expected MIP payments payable to Mr. Tryniski through the unexpired term of his employment agreement.  In the event that Mr. Tryniski’s employment is terminated solely because the Company elects not to renew or extend the agreement at the end of its term for reasons other than cause, Mr. Tryniski is entitled to severance pay equal to 200% of the sum of his then current base salary plus the most recent payment to him under the MIP.

Change in Control Provision.  If Mr. Tryniski’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control or if Mr. Tryniski voluntarily resigns during this period based upon an involuntary and material adverse change in his title, duties, responsibilities, working conditions, total remuneration, or the geographic location of his assignment, the Company will pay him an amount equal to three times his then current base salary plus his annual bonus for the year immediately preceding the change in control, will provide fringe benefits for a 36 month period, will permit him to dispose of any restricted stock previously granted to him, and his stock options will become fully exercisable.

Scott A. Kingsley.  The Company has an employment agreement with Mr. Kingsley providing for his continued employment until December 31, 2010.  The agreement provides that during the term of the agreement, the Company shall pay Mr. Kingsley a base salary at an annual rate of at least $310,000, with his base salary for calendar years after 2008 to be adjusted in accordance with the Company’s regular payroll practices for executive employees.  The agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Kingsley’s death or disability.  The agreement provides for severance pay, in the event of a termination for reasons other than cause, death, or disability, equal to the greater of (i) the sum of Mr. Kingsley’s annual base salary at the time of termination and the most recent payment to him under the Company’s MIP, or (ii) amounts of base salary and expected MIP payments payable to Mr. Kingsley through the unexpired term of his employment.  In the event that Mr. Kingsley’s employment is terminated solely because the Company elects not to renew or extend the agreement at the end of its term for reasons other than cause, Mr. Kingsley is entitled to severance pay equal to 175% of the sum of his then current base salary plus the most recent payment to him under the MIP.

Change in Control Provision.  If Mr. Kingsley’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control, or if Mr. Kingsley voluntarily resigns during this period based upon an involuntary and material adverse change in his title, duties, responsibilities, working conditions, total remuneration, or the geographic location of his assignment, the Company will pay him an amount equal to three times his then current base salary plus his annual bonus for the year immediately preceding the change in control, will provide fringe benefits for a 36 month period, will permit him to dispose of any restricted stock previously granted to him, and his stock options will become fully exercisable.

Brian D. Donahue.  The Company has an employment agreement with Mr. Donahue providing for his continued employment until December 31, 2012.  The agreement provides that during the period from January 1, 2010 through December 31, 2010, the Company shall pay Mr. Donahue a base salary at an annual rate of at least $263,000, with his base salary for calendar years after 2010 to be adjusted in accordance with the Company’s regular payroll practices for executive employees.  The agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Donahue’s death or disability.  The agreement provides for severance pay, in the event of a termination for reasons other than cause, death, or disability, equal to the greater of (i) the sum of Mr. Donahue’s annual base salary at the time of termination and the most recent payment to him under the Company’s MIP, or (ii) amounts of base salary and expected MIP payments payable to Mr. Donahue through the unexpired term of his employment.  In the event that Mr. Donahue’s employment is terminated solely because the Company elects not to renew or extend the agreement at the end of its term for reasons other than cause, Mr. Donahue is entitled to severance pay equal to 175% of the sum of his then current base salary plus the most recent payment to him under the MIP.

Change in Control Provision.  If Mr. Donahue’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control, or if Mr. Donahue voluntarily resigns during this period based upon an involuntary and material adverse change in his title, duties, responsibilities, working conditions, total remuneration, or the geographic location of his assignment, the Company will pay him an amount equal to three times his then current base salary plus his annual bonus for the year immediately preceding the change in control, will provide fringe benefits for a 36 month period, will permit him to dispose of any restricted stock previously granted to him, and his stock options will become fully exercisable.

George J. Getman.  The Company has an employment agreement with Mr. Getman providing for his continued employment until December 31, 2010.  The agreement provides that during the term of the agreement, the Company shall pay Mr. Getman a base salary at an annual rate of at least $300,000, with his base salary for calendar years after 2008 to be adjusted in accordance with the Company’s regular payroll practices for executive employees.  The agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Getman’s death or disability.  The agreement provides for severance pay, in the event of a termination for reasons other than cause, death, or disability, equal to the greater of (i) the sum of Mr. Getman’s annual base salary at the time of termination and the most recent payment to him under the Company’s MIP, or (ii) amounts of base salary and expected MIP payments payable to Mr. Getman through the unexpired term of his employment.  In the event that Mr. Getman’s employment is terminated solely because the Company elects not to renew or extend the agreement at the end of its term for reasons other than cause, Mr. Getman is entitled to severance pay equal to 175% of the sum of his then current base salary plus the most recent payment to him under the MIP.

Change in Control Provision.  If Mr. Getman’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control, or if Mr. Getman voluntarily resigns during this period based upon an involuntary and material adverse change in his title, duties, responsibilities, working conditions, total remuneration, or the geographic location of his assignment, the Company will pay him an amount equal to three times his then current base salary plus his annual bonus for the year immediately preceding the change in control, will provide fringe benefits for a 36 month period, will permit him to dispose of any restricted stock previously granted to him, and his stock options will become fully exercisable.

J. David Clark.  The Company has an employment agreement with Mr. Clark which expired December 31, 2009.  The agreement provides that during the period from October 1, 2004 to December 31, 2009, the Company shall pay Mr. Clark a base salary at an annual rate of at least $175,000, with his base salary for calendar years after 2004 to be adjusted in accordance with the Company’s regular payroll practices for executive employees.  The agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Clark’s death or disability.  The agreement provides for severance pay, in the event of a termination for reasons other than cause, death, or disability, equal to the greater of (i) the sum of Mr. Clark’s annual base salary at the time of termination and the most recent payment to him under the Company’s MIP, or (ii) amounts of base salary and expected MIP payments payable to Mr. Clark through the unexpired term of his employment.  In the event that Mr. Clark’s employment is terminated solely because the Company elects not to renew the agreement at the end of its term for reasons other than cause, Mr. Clark is entitled to severance pay equal to 175% of the sum of his then current base salary plus the most recent payment to him under the MIP.

Change in Control Provision.  If Mr. Clark’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control, or if Mr. Clark voluntarily resigns during this period based upon an involuntary and material adverse change in his title, duties, responsibilities, working conditions, total remuneration, or the geographic location of his assignment, the Company will pay him an amount equal to three times his then current base salary plus his annual bonus for the year immediately preceding the change in control, will provide fringe benefits for a 36 month period, will permit him to dispose of any restricted stock previously granted to him, and his stock options will become fully exercisable.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, a copy of which is available at the Company’s website at www.communitybankna.com and in print to any Shareholder who requests it, the Company’s Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company and the Bank.  The Company’s management has responsibility for establishing and maintaining adequate internal controls, preparing the financial statements and the public reporting process.  PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm for 2009, is responsible for performing an audit of the Company’s financial statements and opining on management’s internal controls over financial reporting and the effectiveness of those controls in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”).  The Committee reviews internal and external audits of the Company and the Bank and the adequacy of the Company’s and the Bank’s accounting, financial, and compliance controls, oversees major policies with respect to risk assessment and management, and selects the Company’s independent registered public accounting firm.

The Audit Committee is currently comprised of four directors, each of whom the Board has determined to be independent as independence for audit committee members is defined by the Sarbanes-Oxley Act and the NYSE Rules.  In addition, each member of the Committee is financially literate and three of the Committee’s members meet the NYSE standard of having “accounting or related financial management expertise.”  In addition, the Board has determined that Charles E. Parente, James W. Gibson, Jr., and James A. Wilson are each qualified as an “audit committee financial expert” as defined by the SEC Rules.

In discharging its oversight responsibilities, the Committee has reviewed and discussed the Company’s 2009 audited consolidated financial statements with management of the Company and its independent registered public accounting firm and has discussed with its independent registered public accounting firm all matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications), as adopted by the PCAOB in Rule 3200T.

The Committee has also received the written disclosures and letter from the Company’s independent registered public accounting firm as required by applicable requirements of the Public Company Accounting Oversight Board and has discussed with the independent registered public accounting firm its independence.  In concluding that the independent registered public accounting firm is independent, the Committee considered, among other factors, the non-audit services provided by the independent registered public accounting firm as described in the section entitled “Fees Paid to PricewaterhouseCoopers LLP.”

Based on the above-mentioned reviews and discussions with management and the independent registered public accounting firm, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission.

                   Charles E. Parente (Chair)
                   Brian R. Ace
                   James W. Gibson, Jr.
                   James A. Wilson

ITEM TWO:  RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

During the fiscal year ended December 31, 2009, the firm of PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, was retained by the Audit Committee of the Board of Directors to perform the annual examination of the consolidated financial statements of the Company and its subsidiaries.  The Audit Committee also retained PricewaterhouseCoopers LLP to advise the Company in connection with various other matters as described below.

The Audit Committee has selected PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.  PricewaterhouseCoopers LLP has acted in such capacity since its appointment in fiscal year 1991.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm is not required by the Company’s bylaws or otherwise.  However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the Shareholders for ratification as a matter of good corporate practice.  If the Shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit Committee in their discretion may appoint a different firm at any time during the year if they determine that such a change would be in the best interests of the Company.

Representatives of PricewaterhouseCoopers LLP will be present at the Meeting and will be given the opportunity to make a statement, if the representatives desire, and will be available to respond to appropriate questions from Shareholders.

Vote Required and Recommendation

Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast in person or by proxy at the Meeting.

The Board of Directors recommends that Shareholders vote FOR this Proposal.  Proxies solicited by the Board of Directors will be voted in favor of the Proposal unless Shareholders specify otherwise.

FEES PAID TO PRICEWATERHOUSECOOPERS LLP

The following table sets forth the aggregate fees billed to the Company by PricewaterhouseCoopers LLP for professional services rendered for the fiscal years ended December 31, 2008 and 2009.

	2008	2009
Audit Fees (1)	$491,295	$496,838
Audit Related Fees (2)	20,000	17,000
Tax Fees (3)	113,850	107,950
All Other Fees (4)	7,332	4,740

(1)
Includes fees incurred in connection with the audits of Community Bank System, Inc. and its subsidiaries Community Investment Services, Inc., Hand Benefit and Trust, and Hand Securities, Inc., as well as $90,000 in 2008 related to filing a Form S-3 registration statement, $49,358 in 2009 related to the acquisition of Citizens and $5,980 in 2009 related to a comment letter from the Securities and Exchange Commission.

(2)
Includes fees related to the Uniform Single Attestation Program for Mortgage Bankers and agreed upon procedures related to the Transitional Assessment Reconciliation (Form SIPC-7T) of the Securities Investor Protection Corporation.

(3)
Includes tax preparation and compliance fees of $38,000 and $37,500 for 2009 and 2008, respectively, and fees incurred in connection with tax consultation related to acquisitions, tax planning, and other matters of $69,950 and $76,350 for 2009 and 2008, respectively.

(4)	Represents subscription fees to Comperio, a PricewaterhouseCoopers LLP trademarked product.

Pursuant to the Audit Committee Charter, the Company is required to obtain pre-approval by the Audit Committee for all audit and permissible non-audit services obtained from its independent auditors to the extent required by applicable law.  In accordance with this pre-approval policy, the Audit Committee pre-approved all audit and non-audit services for fiscal 2008 and fiscal 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and holders of more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the common stock.  Such persons are required by regulations of the Securities and Exchange Commission to furnish the Company with copies of all such filings.  Based solely on its review of the copies of such filings received by it and written representations of Reporting Persons with respect to the fiscal year ended December 31, 2009, the Company believes that all Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended December 31, 2009, except as follows: due to administrative oversight in connection with the reporting of transactions under the settlement of the Directors’ Deferred Compensation Plan, certain Form 4 filings, each reporting one late transaction, were not timely filed for Directors Cantwell, Charles E. Parente and Patterson, and Mr. DiCerbo had one late Form 5 filing reporting three holdings which were inadvertently omitted from his filings.

SHAREHOLDER PROPOSALS

If Shareholder proposals are to be considered by the Company for inclusion in a proxy statement for a future meeting of the Company’s Shareholders, such proposals must be submitted on a timely basis and must meet the requirements established by the Securities and Exchange Commission for Shareholder proposals.  Shareholder proposals for the Company’s 2011 Annual Meeting of Shareholders will not be deemed to be timely submitted unless they are received by the Company at its principal executive offices by November 25, 2010.  Such Shareholder proposals, together with any supporting statements, should be directed to the Secretary of the Company.  Shareholders submitting proposals are urged to submit their proposals by certified mail, return receipt requested.

OTHER MATTERS

The Board of Directors of the Company is not aware of any other matters that may come before the Meeting.  However, the Proxies may be voted with discretionary authority with respect to any other matters that may properly come before the Meeting.

Date:  March 25, 2010
                By Order of the Board of Directors

                 Donna J. Drengel
                 Secretary

The Directors and Officers

of

COMMUNITY BANK SYSTEM, INC.

extend a cordial invitation for you to

join them for refreshments in the Ballroom at

Shadowbrook Inn and Resort

615 State Route 6

Tunkhannock, Pennsylvania

at 12:00 Noon

immediately prior to the

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, April 28, 2010

Paul M. Cantwell, Jr.	Mark E. Tryniski
Chairman	President & CEO

PROXY
COMMUNITY BANK SYSTEM, INC.

5790 Widewaters Parkway
Dewitt, New York 13214-1883
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Charles M. Ertel and Donna J. Drengel, proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Community Bank System, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held April 28, 2010 or any adjournment thereof.

(Continued, and to be marked, signed and dated on the reverse side)

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